Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 14, 2024, relating to the consolidated financial statements of Group 1 Automotive, Inc. and subsidiaries (“Group 1 Automotive”) and the effectiveness of Group 1 Automotive’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Group 1 Automotive for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 17, 2024